EXHIBIT 99.1

On May 30, 2000, the Registrant issued the following press release:


     "PYR ENERGY REPORTS PRODUCTION TESTING HAS COMMENCED AT EAST LOST HILLS
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     DENVER, CO, - PYR Energy Corporation (AMEX:PYR) announces that on Sunday,
May 28, 2000, the Berkley East Lost Hills No. 1 well was perforated at approximately 6:30 a.m. PDT. The operator of the well, Berkley Petroleum Corp. (TSE:BKP), reports that during the highly restricted initial clean-up flow, calculated gas flow rates increased from four million cubic feet per day to twelve million cubic feet per day. Liquid condensate was also encountered and flowed at a calculated rate of over 1,000 barrels per day. The flowing wellhead pressure was maintained above 11,500 psi throughout the clean-up period.

     The well was shut in during the early morning hours on May 29, 2000 to prepare for production flow testing. Down hole pressure recorders will be run and an extended multi-point production test is scheduled to commence Wednesday, May 31. This test is expected to last three to four days. Upon completion of the main flow test, the well will be shut in for approximately ten days for the pressure build up test.

     The drilling of the East Lost Hills exploration project began in May of 1998, when the Bellevue 1-17 exploration well commenced drilling. In November of 1998, this well had drilled to a depth of approximately 17,400' (only 17 feet into the target Temblor structure) when the well blew out and ignited. A relief well commenced drilling in December of 1998 and in May of 1999, this relief well was used to intersect the wellbore of the Bellevue 1-17 in order to pump in heavy mud and cement, successfully killing the flow.

     The above Berkley East Lost Hills No.1 well commenced drilling in August of 1999, approximately 2 miles northwest of the Bellevue 1-17 well. This well, which targets the same Temblor structure as the 1-17 well, had been drilled to a total depth of 19,724' when the participants decided to complete the well for production testing.

     PYR also reports that the Berkley East Lost Hills No. 3 well commenced drilling over the weekend. This well is approximately one mile southwest of the site of the Bellevue 1-17 well. PYR owns a 10.575% working interest in these wells and in the surrounding East Lost Hills Area of Mutual Interest.

     PYR Energy Corporation is a natural gas and oil exploration company with activities focused primarily on deep natural gas exploration in the San Joaquin Basin of California and in select areas of the Rocky Mountains. Additional information about PYR Energy Corporation can be accessed via the Company's website at www.pyrenergy.com

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This release contains forward-looking statements regarding PYR Energy
Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."